CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-14 of the Compass EMP Multi-Asset Balanced Fund, the Compass EMP Multi-Asset Growth Fund, and the Compass EMP Alternative Strategies Fund, each a series of shares of beneficial interest of Mutual Fund Series Trust, of our report dated February 7, 2012 on the financial statements and financial highlights for the years or periods ended November 30, 2011, November 30, 2010, June 30, 2010 and June 30, 2009 of the Compass EMP Multi-Asset Balanced Fund and Compass EMP Multi-Asset Growth Fund, and the financial statements and financial highlights for the years or periods ended November 30, 2011, November 30, 2010 and June 30, 2010 of the Compass EMP Alternative Strategies Fund, included in the November 30, 2011 Annual Report to the Shareholders of the above referenced funds.

We further consent to the references to our firm under the heading “Experts” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 26, 2012